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                                                                    EXHIBIT 20.1

         KANA EXTENDS MARKET LEADERSHIP WITH TWO STRATEGIC ACQUISITIONS

       COMPANY BROADENS MARKET REACH AND PRODUCT LINE WITH ACQUISITION OF
                        BUSINESS EVOLUTION AND NETDIALOG

REDWOOD CITY, CALIF. - DECEMBER 6, 1999 - Kana Communications, Inc. (www.kana.com), a leading provider of online customer communications solutions, today announced the acquisition of privately-held Business Evolution, Inc.
(BEI), a supplier of web-based customer assistance and support software and privately-held NetDialog, Inc., a provider of self-service customer care solutions. With these acquisitions, the company extends its market opportunity, adds two significant new product areas with Kana Realtime (BEI) and Kana Assist (NetDialog), and extends its critical mass with over 100 new employees, including three additions to an already strong management team.

Kana Realtime and Kana Assist will bolster Kana's comprehensive online customer communications offering to enable e-businesses to manage multiple contact channels, including inbound and outbound e-mail, web-based customer self-service, web forms, real-time messaging and voice over the Internet. For detailed information on how these offerings expand Kana's market opportunity and integrate into the existing Kana platform, see related release KANA BROADENS ITS COMPREHENSIVE ONLINE CUSTOMER COMMUNICATIONS PLATFORM WITH TWO NEW PRODUCTS.

Additions to Kana's management team include Timothy Campbell, VP of Kana Online, Don Whitt, VP of e-business Services, and PV Kannan, VP of Realtime.

"These acquisitions are instrumental in extending our market leadership and product offering," said Michael McCloskey, CEO of Kana. "BEI and NetDialog enable Kana to add to our suite of applications and offer our customers a full range of multiple channel, online communications solutions. It also accelerates our growth and critical mass to approximately 350 employees one third of which are in research and development."

BEI, based in Princeton, NJ, is a leading provider of customer assistance support software that helps companies prioritize customer queries by urgency, and send responses through delayed or real-time channels. BEI's offering, now called Kana Realtime, lets e-businesses engage their customers in a live two-way dialog while they are browsing a web site, helping them close more business and increase customer loyalty. In connection with the acquisition of Business Evolution, Inc., approximately 967,603 shares of Kana common stock, valued at approximately $140 million, were issued or reserved for issuance for all outstanding shares, warrants and options of BEI. This transaction will be accounted for as a pooling of interests.

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NetDialog, based in San Mateo, Calif., provides context-sensitive, self-service customer service software. The company's online self-service solution, now called Kana Assist, turns e-business web sites into knowledge bases by delivering predictive and proactive answers to customer questions directly on the web site. In addition to building customer loyalty by enabling e-business customers to conveniently and quickly obtain answers to their questions, it also allows e-businesses to reduce customer support costs by helping customers directly on the web site without the intervention of a customer service representative. In connection with the acquisition of NetDialog, Inc., approximately 622,031 shares of Kana common stock, valued at approximately $90 million, were issued or reserved for issuance for all outstanding shares, warrants, convertible notes and options of NetDialog. This transaction will be accounted for as a pooling of interests.

Engaging customers in ongoing and relevant communication is critical in the competitive e-commerce environment, especially given the high incidence of unfinished sales on the Web. According to reports from several research firms, including The NPD Group, about 75 percent of online shoppers abandon their shopping carts before completing an online purchase. With the addition of Kana Assist and Kana Realtime to the Kana solution, e-businesses can stay in touch with their customers throughout the entire online marketing, sales, and service process, providing an appropriate level of automated and personal communications. This ability to effectively manage the entire customer communications lifecycle increases the number of completed transactions by consumers who previously might have abandoned their shopping carts.

ABOUT KANA COMMUNICATIONS, INC.

Kana Communications, Inc. (NASDAQ:KANA) is a leading provider of comprehensive online customer communications solutions for marketing, sales and service. These mission critical applications support multiple channels of online contact including inbound and outbound e-mail, web based customer self-service, web forms, real-time messaging and voice over the Internet. The company has more than 250 customers including more than ten of the top twenty most visited sites on the Internet. Kana is based in Redwood City, California, with offices worldwide. For more information about the company, please visit Kana's web site at WWW.KANA.COM or call Jason Cigarran at (650) 298.9282 ext. 8873.

                  CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: INFORMATION IN THIS RELEASE THAT INVOLVES KANA'S EXPECTATIONS, BELIEFS, HOPES, PLANS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS INCLUDE STATEMENTS ABOUT THE INTEGRATION OF BEI AND NETDIALOG'S PRODUCT OFFERINGS, KANA'S STRATEGIES IN THE MARKETPLACE, ITS MARKET POSITION AND ITS RELATIONSHIP WITH CUSTOMERS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS RELEASE ARE BASED UPON INFORMATION AVAILABLE TO KANA AS OF THE DATE OF THE RELEASE, AND WE ASSUME NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENT.

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THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ACTUAL RESULTS
COULD DIFFER MATERIALLY FROM OUR CURRENT EXPECTATIONS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE ABILITY OF KANA TO SUCCESSFULLY INTEGRATE BEI AND NETDIALOG, COMPETITION, INCREASED COMPETITION DUE TO KANA'S EXPANDED PRODUCT OFFERING, RISKS ASSOCIATED WITH THE EVOLVING AND VARYING DEMAND FOR CUSTOMER COMMUNICATION SOFTWARE, OUR ABILITY TO EXPAND OUR OPERATIONS, ACCEPTANCE OF EMAIL AND THE INTERNET AS A COMMUNICATIONS MEDIUM, LITIGATION OVER PROPERTY RIGHTS, AND GENERAL ECONOMIC FACTORS. THESE AND OTHER FACTORS ARE RISKS ASSOCIATED WITH OUR BUSINESS THAT MAY AFFECT OUR OPERATING RESULTS ARE DISCUSSED IN THE COMPANY'S REGISTRATION STATEMENT ON FORM S-1 DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") ON SEPTEMBER 21, 1999.